Exhibit 99.1

Important Notice of Blackout Period to
Directors and Executive Officers of Pinnacle Entertainment, Inc.
Beginning After 1:00 p.m. Eastern time on December 26, 2013 and expected to end the week of January 12, 2014
Pinnacle Entertainment, Inc. (the “Company”) intends to implement certain changes to the Pinnacle Entertainment, Inc. 401(k) Investment Plan (the “Plan”). Effective January 1, 2014, the Company is restating the Plan and changing the recordkeepers of the Plan from MassMutual Financial Group to Wells Fargo Institutional Retirement and Trust. These changes will require that a “blackout period” be imposed on participants under the Plan (the “Blackout Period”). During the Blackout Period, all participants under the Plan will be prevented from engaging in certain account transactions such as directing or diversifying investments in individual accounts, obtaining a loan, making a withdrawal or obtaining a distribution from the Plan.
Under the Sarbanes-Oxley Act of 2002 and Section 104 of Regulation BTR promulgated pursuant to the Securities Exchange Act of 1934, as amended, you, as directors and executive officers of the Company are generally prohibited from engaging in transactions involving Pinnacle Entertainment, Inc.’s equity securities (including options and other derivatives based on Pinnacle Entertainment, Inc.’s common stock) while participants in the Plan are subject to this Blackout Period, regardless of whether you participate in any of the Plan. The restrictions on trading during the Blackout Period are in addition to the Company’s Insider Trading Policy (and associated regularly scheduled blackout periods) that restrict your ability to trade in the Company’s common stock.
Duration of the Blackout Period
The Blackout Period will begin after 1:00 p.m. Eastern time on December 26, 2013. The Blackout Period is expected to end the week of January 12, 2014. We have the right to extend the Blackout Period if we need additional time to complete the changes to the Plan although we do not anticipate that will be necessary. We will notify you and the participants if that occurs. During the Blackout Period, you may obtain, without charge, information as to whether the Blackout Period has begun or ended by contacting John A. Godfrey, Pinnacle Entertainment, Inc., 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89148, 702-541-7777.

Prohibited Transactions
During the Blackout Period, you are generally prohibited from directly or indirectly, purchasing, selling or otherwise acquiring or transferring any “equity security” of the Company. Prohibited transactions include, but are not limited to, open market purchases and sales of equity and derivative securities, including stock option exercises and sales of restricted stock units, performance share units or phantom stock units. The trading restrictions also apply to members of your immediate family who share your household and any entities that you may be deemed to, directly or indirectly, share beneficial ownership with (such as a trust, family partnership or similar entity).
Certain transactions are exempt from the Blackout Period trading prohibition, including:

•	Bona fide gifts;

•	Transfers by will or the laws of descent and distribution; and

•	Sales of Company common stock that was not acquired in connection with your service or employment as a director or officer (which you must be able to prove).

Exhibit 99.1

Securities Covered by the Blackout Period
The Blackout Period trading prohibition covers equity and derivative securities you acquired or may acquire “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities you acquired under a compensatory plan or contract (such as a stock option, performance share unit award, phantom stock unit award or a restricted stock unit award) as a director or executive officer, or securities you acquired as a direct or indirect inducement to service as a director or to employment as an executive officer.
Equity and derivative securities acquired outside of your service as a director or executive officer (such as shares you acquired when employed by the Company before you were an executive officer) are not covered. If you hold both covered securities and non-covered securities, however, any sale or other transfer of securities by you during the Blackout Period will be treated as a transaction involving covered securities, unless you can identify the source of the sold securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of Pinnacle equity and derivative securities during the Blackout Period.
Penalties
If you (or any related person covered by the Blackout Period) engage in a transaction that violates these rules, the profits from the transaction will be recoverable in a lawsuit by the Company or one of its stockholders. You are also subject to civil and criminal penalties.

THE RULES SUMMARIZED ABOVE ARE COMPLEX AND THE CRIMINAL AND CIVIL PENALTIES THAT COULD BE IMPOSED UPON DIRECTORS AND EXECUTIVE OFFICERS WHO VIOLATE THEM COULD BE SEVERE. TO AVOID ANY INADVERTENT VIOLATIONS OF THE BLACKOUT PERIOD RESTRICTIONS, YOU ARE REQUIRED TO PRE-CLEAR WITH THE COMPANY ANY TRANSACTIONS IN THE COMPANY SECURITIES DURING THE BLACKOUT PERIOD. TO OBTAIN PRE-CLEARANCE OR FOR ADDITIONAL INFORMATION ABOUT THE BLACKOUT PERIOD RESTRICTIONS, PLEASE CONTACT:
Pinnacle Entertainment, Inc.
Attn.: John A. Godfrey
8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148
(702) 541-7777